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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

     Contact:

          Glenn Sblendorio
          Chief Financial Officer
          T: 212-824-3100
          F: 212-824-3240
          E-mail : glenn.sblendorio@eyetech.com
          www.eyetech.com
          ---------------

                    Eyetech Pharmaceuticals, Inc. Announces
           Appointment of Michael J. Regan to the Board of Directors

NEW YORK, NY, June 18, 2004 -- Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET) announced today that its Board of Directors has appointed Michael J. Regan to the Board. Mr. Regan is a former Vice Chairman and the Chief Administrative Officer of KPMG LLP, a leading provider of audit and tax services. Over his 40 years with KPMG, Mr. Regan was involved in a wide range of business activities, was lead audit partner for many well-known Fortune 500 companies and was head of the New York Audit Practice. He is a graduate of Manhattan College and served four years as a naval officer. Mr. Regan is currently a member of the Board of Trustees of Manhattan College and a member and former chairman of the Board of Directors of the United Way of Bergen County, New Jersey.

David R. Guyer, Chief Executive Officer of Eyetech said, "Mr. Regan will be a great addition to our Board of Directors. His in-depth knowledge of public companies together with his many years of experience in a wide range of business activities will be invaluable as we plan the expected launch of Macugen(TM), our lead product candidate."

About Eyetech

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. The company's most advanced product candidate is Macugen(TM) (pegaptanib sodium injection), which Eyetech is developing with Pfizer Inc. for the prevention and treatment of diseases of the eye and related conditions. Eyetech's lead clinical trials include two Phase 2/3 pivotal clinical trials for the use of Macugen in the treatment of the wet form of age-related macular degeneration, a Phase 2 clinical trial for the use of Macugen for the treatment of diabetic macular edema and a Phase 2 clinical trial for the use of Macugen in the treatment of retinal vein occlusion.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. We may not actually achieve the plans, intentions or expectations disclosed in our

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forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to our heavy dependence on the success of Macugen, which is still under development; our dependence on our strategic collaboration with Pfizer; obtaining regulatory approval to market Macugen and any other products that we may develop in the future; our dependence on third parties to manufacture Macugen; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in our Securities and Exchange Commission filings. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.